EXHIBIT 3.01

CERTIFICATE OF RETIREMENT OF THE

CUMULATIVE CONVERTIBLE VOTING PREFERRED STOCK, SERIES A OF

LEHMAN BROTHERS HOLDINGS INC.

Pursuant to Section 243(b) of the General Corporation Law

of the State of Delaware

Lehman Brothers Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.             That the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) authorizes the issuance of 13,000,000 shares of Cumulative Convertible Voting Preferred Stock, Series A, $1.00 par value per share, of the Corporation (“Series A Preferred Stock”) and such shares of Series A Preferred Stock have been duly issued and subsequently redeemed by the Corporation.

2.             That the aforesaid 13,000,000 shares of Series A Preferred Stock have been retired.

3.             That the Certificate of Incorporation prohibits the reissuance of shares of Series A Preferred Stock that are redeemed by the Corporation.

4.             That, accordingly, the Certificate of Incorporation shall be amended so as to reduce the authorized number of shares of preferred stock, $1.00 par value per share, of the Corporation by 13,000,000 shares and eliminate from the Certificate of Incorporation all reference to the Series A Preferred Stock.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 10th day of October, 2006.

Lehman Brothers Holdings Inc.

	By:	/s/ Barrett S. DiPaolo
		Name:	Barrett S. DiPaolo
		Title:	Vice President

Attest:

/s/ Madeline L. Shapiro
Madeline L. Shapiro
Assistant Secretary